Exhibit 99.1

PRESS RELEASE

FullCircle Registry, Inc

161 Alpine Drive

Shelbyville, KY 40065-8878

Office: (502) 410-4500

Fax:  (502) 633-6163

FullCircle Registry, Inc. announces the appointment of Interactive Business Alliance, LLC to provide public relations and consulting services.

SHELBYVILLE, Ky., January 13, 2012 -- FullCircle Registry, Inc. (OTC Bulletin Board:  FLCR) today announced that the company has appointed Interactive Business Alliance, LLC (IBA) of Delmar California, www.ibaconsultingllc.com, to be our new PR firm. The arrangement with IBA will provide investor awareness, increasing corporate communications and overall shareholder support.

IBA has agreed to be compensated with Class A Common stock on a performance basis. The agreement is for six months of services and is renewable at the discretion of the company.

Our arrangement with Investor News Source consulting services was terminated.

Locating solid, supportive, long term consulting services for the purpose of expanding our investor base and increasing liquidity of our common stock has been an exhausting task.  Frohreich stated that after researching and negotiating with many PR firms over the past three months the decision to engage the services of IBA was made.

Interactive Business Alliance brings to us an experienced team with a successful track record.  Mr. Joshua Tyrell, the co-owner of IBA, has commented that after review of the business plans, the assets of the company, S-1 approval by the SEC, the management team, the insider buying, the increase in revenues and the recent DWAC approval, he had concluded that the company is undervalued.

Mr. Tyrell stated that a company with a business plan that targets exit plan mergers are timely and on target.  With the difficulty of obtaining financing for small businesses to be able to sell their companies, the solution of exchanging a public company’s stock for equity to provide liquidity for the owner is a win-win solution for the owner and for the company.

Additional information about FullCircle Registry may be obtained at the company’s web site www.fullcircleregistry.com.

"Forward-Looking Statements Disclosure:

This press release may contain "forward-looking statements" within the meaning of the federal securities laws. In this context, forward-looking statements may address the company's expected future business and financial performance, and often contain words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," "will," and other terms with similar meaning. These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.

Information Contact:  Joshua Tyrell, Interactive Business Alliance, LLC Toll Free Phone: 866-525-4717

Source:   FullCircle Registry, Inc.